PROSPECTUS SUPPLEMENT                           Filed pursuant to Rule 424(b)(3)
To Prospectus Dated September 11, 1997,               Registration No. 333-34897
As Supplemented to Date

                               1,500,000 Shares

                           CAREY INTERNATIONAL, INC.

                                 Common Stock

                                --------------

     This Prospectus Supplement (the "Supplement") supplements Carey International, Inc.'s Prospectus dated September 11, 1997 (the "Prospectus") that forms a part of its Registration Statement on Form S-4 (File No. 333-34897), by providing the Company's results of operations for the nine-month period ended August 31, 1997, together with comparable results for the nine-month period ended August 31, 1996. This information is derived from unaudited financial statements that reflect, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the information for the periods presented. The operating results for the period ended August 31, 1997 are not necessarily indicative of results to be expected for any future period. This Supplement should be read in conjunction with the Prospectus. Capitalized terms used but not defined in this Supplement shall have the meanings given them in the Prospectus. For a more detailed description of the Company's results of operations for the nine-month period ended August 31, 1997, reference is made to the Company's Quarterly Report on Form 10-Q filed with the Commission on October 15, 1997.

                                                    Nine months ended August 31,
                                                    ----------------------------

                                                        1996            1997
                                                        ----            ----

                                                            (Unaudited)
Revenue, net.....................................   $41,176,235     $52,050,523
Cost of revenue..................................    27,950,106      35,597,997
                                                    -----------     -----------
       Gross profit..............................    13,226,129      16,452,526
Selling, general and administrative expense......    10,909,283      12,902,857
                                                    -----------     -----------
       Operating income..........................     2,316,846       3,549,669
Other income (expense):
  Interest expense...............................    (1,299,988)       (904,896)
  Interest income................................       104,689         161,985
  Gain on sales of fixed assets..................       229,229         167,852
                                                    -----------     -----------
Income before provision for income taxes.........     1,350,776       2,974,610
Provision for income taxes.......................       420,106       1,227,183
                                                    -----------     -----------
Net income.......................................   $   930,670     $ 1,747,427
                                                    ===========     ===========
Pro forma earnings per common share/1/...........                   $      0.39
                                                                    ===========
Weighted average common and common equivalent
 shares outstanding..............................                     4,866,621
                                                                    ===========

     /1/ Gives effect to the conversion of subordinated debt and certain shares of preferred stock into Common Stock pursuant to the Recapitalization, as if such conversion occurred at the beginning of the period presented.

          The date of this Prospectus Supplement is October 15, 1997.